Exhibit 10.38

OFFICE LEASE

by and between

Indigo Pearl, LLC

a Delaware limited liability company

“Landlord”

and

Set Jet, LLC

a Nevada limited liability company

“Tenant”

Dated: December 15, 2020

For premises known as

15011 North 75th Street, Suite One

Scottsdale, Arizona 85260

OFFICE LEASE

1. BASIC PROVISIONS

1.1	Date	December 15th, 2020

1.2	Landlord:	Indigo Pearl, LLC
a Delaware limited liability company

1.3	Landlord’s Address:	7756 E. Greenway Road
Scottsdale, Arizona 85260

1.4	Tenant:	Set Jet, LLC, a Nevada limited liability company

1.5	Tenant’s Address:	15011 North 75th Street, Suite One, Scottsdale, Arizona 85260

	Tenant’s Billing/Notice Address:	15011 North 75th Street, Suite One, Scottsdale, Arizona 85260

1.6	Property:	The parcel of real estate located in Maricopa County, Arizona, described on Exhibit “A” attached hereto and incorporated herein by this reference.

1.7	Building:	That certain office building located at 15011 North 75th Street, Scottsdale, Arizona 85260 and situated on the Property, and the landscaping, parking facilities, and all other improvements and appurtenances to the Property.

1.8	Leased Premises:	Approximately 7,783 rentable square feet of office space located on the first and second floor of the Building and commonly known as Suite One, as outlined on the Floor Plan attached hereto as Exhibit “B”.

1.9	Permitted Uses:	General Office use, Lounge/Reception area, and Aviation related ground operations

1.10	Lease Term:	Forty-Eight (48) months beginning December 15, 2020 through December 14, 2024

1.11	Scheduled Commencement Date:	December 15, 2020

1.12	Base Rent:	12/15/2020 – 12/14/2021: $12,626.74 per month
based upon a rental rate of $19.46 per rentable square foot.
12/15/2021 – 12/14/2022: $13,270.01 per month
based upon a rental rate of $20.46 per rentable square foot.
12/15/2022 – 12/14/2023: $13,918.59 per month
based upon a rental rate of $21.46 per rentable square foot.
12/15/2023 – 12/14/2024: $14,567.18 per month
based upon a rental rate of $22.46 per rentable square foot

1.13	Security Deposit:	$214,361.76 (12 months Base Rent plus 12 months estimated Operating Costs)

1.14	Triple Net:	See Section 6.1

1.15	Building Hours:	Tenant will have unfettered access to Leased Premises Twenty-Four (24) hours per day, Seven (7) days per week.

1.16	Parking Spaces:	Thirty (30 spaces) for the term of the Lease and any extension thereof.

1.17	Broker:	None

1.18	Metropolitan Area:	Phoenix

1.19	Late Charge Percentage:	Ten Percent (10%)

1.20	Riders:	1 = Hazardous Materials
2 = Additional Provisions

1.21	Exhibits:	A	=	Description of the Property
		B	=	Floor Plan
		C	=	Leased Premises Alterations and Improvements
		D	=	Location of Parking Spaces
		E	=	Signs

2. LEASED PREMISES; NO ADJUSTMENTS

2.1 Leased Premises. Landlord leases to Tenant, and Tenant leases and accepts from Landlord, the Leased Premises, upon the terms and conditions set forth in this Lease and any modifications, supplements or addenda to this Lease (the “Lease”), including the Basic Provisions of Article 1 which are incorporated into this Lease by this reference, together with the nonexclusive right to use, in common with Landlord and others, the Building Common Areas (as defined below). For the purposes of this Lease, the term “Building Common Areas” means common hallways, corridors, walkways and footpaths, foyers and lobbies, bathrooms and janitorial closets, electrical and telephone closets, landscaped areas, and such other areas within or adjacent to the Building which are subject to or are designed or intended solely for the common enjoyment, use and/or benefits of the tenants of the Building.

2.2 No Adjustment. The Annual Base Rent at the Commencement Date (as defined below) is based on the Leased Premises containing approximately the rentable square footage set forth in Article 1.8 above. The Annual Base Rent shall not be increased or decreased if the actual rentable square footage of the Leased Premises is more or less than the rentable square footage set forth in Article 1.8.

3. LEASE TERM; COMMENCEMENT DATE; RENEWAL OPTION AND RIGHT OF FIRST REFUSAL

3.1 Lease Term. The Lease Term shall begin on the Commencement Date and shall be for the period set forth in Article 1.10 above, plus any period of less than one (1) month between the Commencement Date and the first day of the next succeeding calendar month, unless sooner terminated in accordance with the further provisions of this Lease.

3.2 Commencement Date. The Commencement Date shall mean December 15th, 2020.

3.3 Lease Year. Each “Lease Year” shall be a period of twelve (12) consecutive calendar months, the first Lease Year beginning on the Commencement Date or on the first day of the calendar month next succeeding the Commencement Date if the Commencement Date is not on the first day of a calendar month.

3.4 Renewal Option. Tenant shall have the right to renew this Lease for an additional twelve (12) months (the “Renewal Term”) by delivering written notice to the Landlord not less than ninety (90) days prior to the expiration of the initial Lease Term. The Base Monthly Rent for the Renewal Term shall be 108% of the Base Rent during the final year of the initial Lease Term.

3.5 Right of First Refusal. In the event Landlord receives a proposal/offer to rent any other space in the Building (the “Available Premises”), Tenant shall have the right of first refusal to rent and occupy all or any portion of the Available Premises, at the lesser of the rate set forth in the proposal/offer (the “Available Premises Offer”) or the rent set forth in Article 1.12. Upon receipt of the Available Premises Offer, Landlord shall deliver the same to Tenant (the “Proposal Notice”). In order to exercise its right of first refusal, within fifteen (15) days of receipt of the Proposal Notice, Tenant shall deliver written notice to Landlord whether it accepts the Available Premises Offer. If timely notice is not delivered to the Landlord, then the Tenant will be deemed to have rejected the Available Premises Offer. In the event of any subsequent Available Premises Offer, the same procedure shall be followed.

4. SECURITY DEPOSIT

Tenant shall pay to Landlord, upon the execution of this Lease, the Security Deposit set forth in Article 1.13 above as security for the performance by Tenant of its obligations under this Lease, which amount shall be returned to Tenant after the expiration of this Lease, provided that Tenant shall have fully performed all of its obligations contained in this Lease. The Security Deposit, at the election of Landlord, may be retained by Landlord as and for its full damages or may be applied in reduction of any loss and/or damage sustained by Landlord by reason of the occurrence of any breach, nonperformance or default by Tenant under this Lease without the waiver of any other right or remedy available to Landlord at law, in equity or under the terms of this Lease. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) business days after written notice from Landlord, deposit with Landlord immediately available funds in an amount sufficient to restore the Security Deposit to its original amount. Tenant acknowledges and agrees that in the event Tenant shall file a voluntary petition pursuant to the Bankruptcy Code, or if an involuntary petition is filed against Tenant pursuant to the Bankruptcy Code, then Landlord may apply the Security Deposit towards those obligations of Tenant to Landlord which accrued prior to the filing of such petition. Tenant acknowledges further that the Security Deposit may be commingled with Landlord’s other funds and that Landlord shall be entitled to retain any interest earnings on the Security Deposit. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer the Security Deposit to Landlord’s successor in interest, and deliver notice of such transfer to Tenant and the amount thereof, and, in that event, Landlord shall be released from liability by Tenant for the return of such deposit or for an accounting of the Security Deposit.

5. RENT; RENT TAX; ADDITIONAL RENT

5.1 Payment of Rent. Tenant shall pay to Landlord the Annual Base Rent set forth in Article 1.12 above, subject to adjustment as provided for in Article 1.12. The Annual Base Rent shall be paid in equal monthly installments, on or before the fifteenth (15th) day of each and every calendar month during the Lease Term, in advance, without notice or demand and without abatement, deduction or set-off, except for the first month’s rent which is due and payable on execution, and pro-rata, in advance for any partial month. The Annual Base Rent for the first full month of the Lease Term shall be paid upon the execution of this Lease. All payments requiring proration shall be prorated on the basis of a thirty (30) day month. In addition, all payments to be made under this Lease shall be paid in lawful money of the United States of America to Landlord or its agent at the address set forth in Article 1.3 above, or to such other person or at such other place as Landlord may from time to time designate in writing.

5.2 Rent Tax. In addition to the Annual Base Rent and Additional Rent (as defined below), Tenant shall pay to Landlord, together with the monthly installments of Annual Base Rent and payments of Additional Rent, an amount equal to any state or local sales, rental, occupancy, excise, use or transactional privilege taxes assessed or levied upon Landlord with respect to the amounts paid by Tenant to Landlord under this Lease.

5.3 Additional Rent. In addition to Annual Base Rent, all other amounts to be paid by Tenant to Landlord pursuant to this Lease (including amounts to be paid by Tenant pursuant to Article 6 below), if any, shall be deemed to be Additional Rent, irrespective of whether designated as such, and shall be due and payable within five (5) days after receipt by Tenant of Landlord’s statement or together with the next succeeding installment of Annual Base Rent, whichever shall first occur. Landlord shall have the same remedies for the failure to pay Additional Rent as for the nonpayment of Annual Base Rent.

6. OPERATING COSTS

6.1 Tenant’s Obligation. Tenant shall pay Landlord all of the Building’s Operating Costs, as defined below, less any amounts received from any other current or future tenants (“Other Tenants”) in the Building attributable to the Operating Costs (“Tenant’s Share of Operating Costs”). Tenant’s Share of Operating Costs shall be reduced by the current Tenant’s allocation of Operating Costs for its portion of the Building, and as future tenants lease portions of the Building. For purposes of calculating Tenant’s Share of Operating Costs, current and future tenants shall pay their share of the Building Operating Costs based on the number of square feet each tenant occupies, plus that tenant’s allocable share of the Building common area expenses. For purposes of this Lease, Landlord and Tenant agree that: (i) the Building consists of (approximately +/- 200 ft.²) 21,463 ft.² , of which 1110 ft.² is the Building common area; (ii) the current tenant occupies 7,563 ft.², and is responsible for 37% of the common area (410 ft.²), for a total of 7,973 ft.² (or 37.15% of the total Building square feet); (iii) 5,007 ft.² is vacant, and is allocated 25% of the Building common area (278 ft.²), for a total of 5,285 ft.² (or 24.62% of the total Building square feet); and (iv) Tenant will occupy 7,783 ft.², and will be allocated 38% of the Building common area (422 ft.²), for a total of 8,205 ft.² (or 38.23% of the Building square feet). By way of example only, if, as of the Scheduled Commencement Date, the annual Building Operating Costs are $100,000, the current tenant would pay Landlord a total of $37,150 for annual Building Operating Costs ($100,000 x 37.15%) and the Tenant’s Share of Operating Costs would be $62,850 ($100,000 x 62.85%). To the extent a future tenant leases any portion of the Building, Tenant’s Share of Operating Costs shall be reduced by the allocable amount of Operating Expenses for such vacant space, as determined above.

6.2 Landlord’s Estimate. Landlord shall furnish Tenant an estimate of the Operating Costs for each Fiscal Year (as hereinafter defined) commencing with the Fiscal Year in which the Commencement Date occurs. In addition, Landlord may, from time to time, furnish Tenant a revised estimate of Operating Costs should Landlord anticipate any increase in Operating Costs from that set forth in a prior estimate. Within one hundred twenty (120) days after the expiration of each Fiscal Year or such longer period of time as may be necessary to compile such statement, Landlord shall deliver to Tenant a statement of the actual Operating Costs for such Fiscal Year. If the actual Operating Costs for such Fiscal Year are more or less than the estimated Operating Costs, a proper adjustment shall be made. Any excess amounts paid by Tenant shall be, at Landlord’s option, applied to any amounts then payable by Tenant to Landlord or to the next maturing monthly installments of Annual Base Rent or Additional Rent. Any deficiency between the estimated and actual Operating Costs shall be paid by Tenant to Landlord concurrently with the monthly installment of Annual Base Rent next due. Any amount owing for a fractional Fiscal Year in the first or final Lease Years of the Lease Term shall be prorated. For the purposes of this Lease, the term “Fiscal Year” means the fiscal year (or portion of the fiscal year) of Landlord. The Fiscal Year currently commences on January 1 and ends on December 31; provided, however, Landlord reserves the right to change the Fiscal Year at any time or times, but no such change shall result in an increase in the amounts otherwise payable by Tenant pursuant to the provisions of this Article 6.

6.3 Operating Costs - Defined. For the purposes of this Lease, “Operating Costs” shall mean all costs and expenses accrued, paid or incurred by Landlord, or on Landlord’s behalf, in respect of the use, management, repair, service, insurance, condition, operation and maintenance of the Building including, but not limited to the following: (a) salaries, wages and benefits of all persons who perform duties in connection with landscaping, parking, janitorial and general cleaning services, security services and any and all other employees engaged by or on behalf of Landlord; (b) payroll taxes, workmen’s compensation, uniforms and related expenses for such employees; (c) the cost of all charges for oil, gas, steam, electricity, any alternate source of energy, heat, ventilation, air-conditioning, refrigeration, water, sewer service, trash collection, pest control and all other utilities, together with any taxes on such utilities; (d) the cost of painting non-tenant space; (e) the cost of all charges for rent, casualty, liability, fidelity and other insurance maintained by Landlord, including any deductible amounts incurred with respect to an insured loss; (f) the cost of all supplies (including cleaning supplies), tools, materials, equipment and personal property, the rental of the personal property and sales, transaction privilege, excise and other taxes on the personal property; (g) depreciation of hand tools and other moveable equipment; (h) the cost of all charges for window and other cleaning, janitorial, and security services; (i) the cost of charges for independent contractors; (j) the cost of repairs and replacements made by Landlord at its expense and the fees and other charges for maintenance and service agreements; (k) the cost of exterior and interior landscaping; (l) costs relating to the operation and maintenance of all real property and improvements appurtenant to the Building including, without limitation, all parking areas, service areas, walkways and landscaping; (m) the cost of alterations and improvements made by reason of the laws and requirements of any public authorities or the requirements of insurance bodies; (n) all management fees and other charges for management services and overhead costs (including travel and related expenses), whether provided by an independent management company, Landlord or an affiliate of Landlord, not to exceed, however, the then prevailing range of rates charged in comparable office buildings in the metropolitan area set forth in Article 1.20; (o) the cost of licenses and permits, inspection fees and reasonable legal, accounting and other professional fees and expenses; (p) taxes (as defined below); and (q) all other charges properly allocable to the use, management, repair, service, insurance, condition, operation and maintenance of the Building in accordance with generally accepted accounting principles.

6.4 Operating Costs - Exclusions. Excluded from Operating Costs shall be the following: (a) depreciation, except to the extent expressly included pursuant to Article 6.3 above; (b) interest on and amortization of debts, except to the extent expressly included pursuant to Article 6.3 above; (c) leasehold improvements, including redecorating made for tenants of the Building; (d) brokerage commissions and advertising expenses for procuring tenants for the Building or the Property; (e) refinancing costs; (f) the cost of any repair, replacement or addition which would be required to be capitalized under general accepted accounting principles, except to the extent expressly included pursuant to Article 6.3 above; and (g) the cost of any item included in Operating Costs under Article 6.3 above to the extent that such cost is reimbursed or paid directly by an insurance company, condemnor, a tenant of the Building or any other party.

6.5 Taxes - Defined. For the purposes of this Lease, “Taxes” shall mean and include all real property taxes and personal property taxes, general and special assessments, foreseen as well as unforeseen, which are levied or assessed upon or with respect to the Property, any improvements, fixtures, equipment and other property of Landlord, real or personal, located on the Property and used in connection with the operation of all or any portion of the Property, as well as any tax, surcharge or assessment which shall be levied or assessed in addition to or in lieu of such real or personal property taxes and assessments. Taxes shall also include any expenses incurred by Landlord in contesting the amount or validity of any real or personal property taxes and assessments. Taxes shall not, however, include any franchise, gift, estate, inheritance, conveyance, transfer or income tax assessed against Landlord.

6.6 No Waiver. The failure by Landlord to furnish Tenant with a statement of Operating Costs shall not constitute a waiver by Landlord of its right to require Tenant to pay excess Operating Costs per rentable square foot.

7. CONDITION, REPAIRS AND ALTERATIONS

7.1 As-Is Condition. Landlord shall provide the Leased Premises to Tenant, and Tenant accepts the Leased Premises in an “AS-IS” condition, and Landlord makes no representations or warranties concerning the condition of the Leased Premises and has no obligation to construct, remodel, improve, repair, decorate or paint the Leased Premises or any improvement on or part of the Leased Premises. Tenant represents and warrants that it has inspected the Leased Premises prior to execution of this Lease, and that it is relying on its own inspection in executing this Lease and not on any statement, representation or warranty of Landlord, its agents or employees.

7.2 Alterations and Improvements. Landlord acknowledges and agrees that Tenant will be making the improvements and/or alterations to the Leased Premises described on Exhibit “C” attached hereto and incorporated herein by this reference. All such Tenant Improvements shall be at the sole cost and expense of Tenant. If Tenant wishes to make additional improvements and/or alterations to the Leased Premises which are not described in Exhibit “C”,, Tenant shall first seek Landlord’s prior written consent.

7.3 Tenant’s Obligations. Tenant shall, at Tenant’s sole cost and expense, maintain the Leased Premises in a clean, neat and sanitary condition and shall keep the Leased Premises and every part of the Leased Premises in good condition and repair except where the same is required to be done by Landlord. Tenant waives all rights to make repairs at the expense of Landlord as provided by any law, statute or ordinance now or subsequently in effect. All of Tenant’s Improvements are the property of the Landlord, and Tenant shall, upon the expiration or earlier termination of the Lease Term, surrender the Leased Premises, including Tenant’s Improvements, to Landlord, broom clean and in the same condition as when received, ordinary wear and tear excepted. Except as set forth in Articles 7.4 and 10 below, Landlord has no obligation to construct, remodel, improve, repair, decorate or paint the Leased Premises or any improvement on or part of the Leased Premises. Tenant shall pay for the cost of all repairs to the Leased Premises not required to be made by Landlord and shall be responsible for any redecorating, remodeling, alteration, painting and carpet cleaning other than routine vacuuming during the Lease Term. Tenant shall pay for any repairs to the Leased Premises and/or the Building made necessary by any negligence or carelessness of Tenant, its employees or invitees.

7.4 Landlord’s Obligations. Landlord shall (a) make all necessary repairs to the exterior walls, exterior doors, windows and corridors of the Building, (b) keep the Building and the Building Common Areas in good condition, and (c) keep the Building equipment such as elevators, plumbing, heating, air conditioning and similar Building equipment in good repair, but Landlord shall not be liable or responsible for breakdowns or interruptions in service when reasonable efforts are made to restore such service.

7.5 Removal of Alterations. Upon the expiration of this Lease, Tenant shall remove from the Leased Premises all movable trade fixtures and other movable personal property, and shall promptly repair any damage to the Leased Premises and/or the Building caused by such removal. All such removal and repair shall be entirely at Tenant’s sole cost and expense.

7.6 No Abatement. Except as provided herein, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease, including without limitation, Tenant’s obligation to pay Annual Base Rent and Additional Rent, be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted to make pursuant to the terms of this Lease or by any other tenant’s lease or are required by law to be made in and to any portion of the Leased Premises or the Building. Landlord shall, nevertheless, use reasonable efforts to minimize any interference with Tenant’s business in the Leased Premises.

8. SERVICES

8.1 Climate Control. Landlord shall provide reasonable climate control to the Leased Premises, in Landlord’s judgment, for the comfortable use and occupation of the Leased Premises, excluding, however, air conditioning, evaporative cooling or heating for electronic data processing or other equipment requiring extraordinary climate control.

8.2 Janitorial Services. Landlord shall make janitorial and cleaning services available to the Leased Premises at least five (5) evenings per week, except recognized federal, state or local holidays. Tenant shall pay to Landlord, within five (5) days after receipt of Landlord’s bill, the reasonable costs incurred by Landlord for extra cleaning in the Leased Premises required because of (a) misuse or neglect on the part of Tenant, its employees or invitees, (b) use of portions of the Leased Premises for special purposes requiring greater or more difficult cleaning work than office areas, (c) interior glass partitions or unusual quantities of glass surfaces, (d) non-building standard materials or finishes installed by Tenant or at its request, (e) removal from the Leased Premises of refuse and rubbish of Tenant in excess of that ordinarily accumulated in general office occupancy or at times other than Landlord’s standard cleaning times, and (f) shampooing or other forms of carpet cleaning other than routine vacuuming.

8.3 Electricity. Landlord shall furnish reasonable amounts of electric current as required for normal and usual lighting purposes and for office machines and equipment such as personal computers, telecopy or facsimile machines, typewriters, adding machines, copying machines, calculators and similar machines and equipment normally utilized in general office use. Tenant’s use of electric energy in the Leased Premises shall not at any time exceed the capacity of any of the risers, piping, electrical conductors and other equipment in or serving the Leased Premises.

8.4 Water. Landlord shall furnish cold and heated water for drinking and lavatory purposes to the Building Common Areas.

8.5 Light Bulbs. Landlord shall perform such replacement of lamps, fluorescent tubes and lamp ballasts in the Leased Premises and in the Building as may be required from time to time. If the lighting fixtures in the Leased Premises are other than those furnished at the beginning of the Lease Term, Tenant shall replace or pay Landlord’s charge for replacing the lamps, lamp ballasts and fluorescent tubes in such lighting fixtures so installed by Landlord within ten (10) days after receipt of Landlord’s bill.

8.6 Additional Services. Tenant shall pay to Landlord, monthly as billed, as Additional Rent, Landlord’s charge for services furnished by Landlord to Tenant in excess of that agreed to be furnished by Landlord pursuant to this Article 8.

8.7 Interruptions in Service. Landlord does not warrant that any of the foregoing services or any other services which Landlord may supply will be free from interruption. Tenant acknowledges that any one or more of such services may be suspended by reason of accident, repairs, inspections, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or by causes beyond the reasonable control of Landlord. Landlord shall not be liable for and Tenant shall not be entitled to any abatement or reduction of Annual Base Rent or Additional Rent by reason of any disruption of the services to be provided by Landlord pursuant to this Lease.

9. LIABILITY AND CASUALTY INSURANCE

9.1 Liability Insurance. Tenant shall, during the Lease Term, keep in full force and effect, a policy or policies of commercial general liability insurance for bodily injury, personal injury (including wrongful death) and damage to property resulting from (i) any occurrence in the Leased Premises, (ii) any act or omission by Tenant, by any subtenant of Tenant, or by any of their respective invitees, agents, servants, contractors or employees anywhere in the Leased Premises or the Building, (iii) the business operated by Tenant or by any subtenant of Tenant in the Leased Premises, and (iv) the contractual liability of Tenant to Landlord pursuant to the indemnification provisions of Article 16.1 below, which coverage shall not be less than One Million and No/100 Dollars ($1,000,000.00), combined single limit, per occurrence. The liability policy or policies shall contain an endorsement naming Landlord as an additional insured.

9.2 Casualty Insurance. Tenant shall, during the Lease Term, keep in full force and effect, a policy or policies of so called “All Risk” or “All Peril” insurance, including coverage for vandalism or malicious mischief, insuring the Tenant Improvements and Tenant’s stock in trade, furniture, personal property, fixtures, equipment and other items in the Leased Premises, with coverage in an amount equal to the replacement cost.

9.3 Worker’s Compensation Insurance. Tenant shall, during the Lease Term, keep in full force and effect, a policy or policies of worker’s compensation insurance with an insurance carrier and in amounts approved by the Industrial Commission of the State of Arizona.

9.4 Insurance Requirements. Each insurance policy and certificate of such insurance policy obtained by Tenant pursuant to this Lease shall contain a clause that the insurer will provide Landlord with at least thirty (30) days prior written notice of any material change, non-renewal or cancellation of the policy. Each such insurance policy shall be with an insurance company authorized to do business in the State of Arizona and reasonably acceptable to Landlord. A certificate (e.g. ACORD Form 27) evidencing the coverage under each such policy, as well as a certified copy of the required additional insured endorsement(s) shall be delivered to Landlord prior to commencement of the Lease Term. All insurance policies required pursuant to this Article 9 shall be written as primary policies, not contributing with or in excess of any coverage which Landlord may carry. Tenant shall procure and maintain all policies entirely at its own expense and shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewal certificates of such policies. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies maintained by Landlord or the insurance policies required pursuant to this Article 9 or the coverage under such policies.

9.5 Co-Insurance. If on account of the failure of Tenant to comply with the provisions of this Article 9, Landlord is deemed a co-insurer by its insurance carrier, then any loss or damage which Landlord shall sustain by reason of such failure shall be borne by Tenant, and shall be paid by Tenant within ten (10) days after receipt of a bill for such loss or damage.

9.6 Adequacy of Insurance. Landlord makes no representation or warranty to Tenant that the amount of insurance to be carried by Tenant under the terms of this Lease is adequate to fully protect Tenant’s interests. If Tenant believes that the amount of any such insurance is insufficient, Tenant is encouraged to obtain, at its sole cost and expense, such additional insurance as Tenant may deem desirable or adequate. Tenant acknowledges that Landlord shall not, by the fact of approving, disapproving, waiving, accepting, or obtaining any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of such insurance, the solvency of any insurance companies or the payment or defense of any lawsuit in connection with such insurance coverage, and Tenant hereby expressly assumes full responsibility for and all liability, if any, with respect to, Tenant’s insurance coverage.

10. CASUALTY DAMAGE

10.1 Obligation to Repair. In the event of any damage to the Leased Premises, Tenant shall promptly notify Landlord in writing. If the Leased Premises or any part of the Building are damaged by fire or other casualty not due to the fault or negligence of Tenant, its employees, invitees, agents, contractors or servants, the damage to the Building and/or the Leased Premises shall be repaired by and at the expense of Landlord, excluding any alterations or improvements made by Tenant, unless this Lease is terminated in accordance with the provisions of Article 10.2 below. Until such repairs by Landlord are completed, Annual Base Rent and Additional Rent shall be abated in proportion to the part of the Leased Premises which is unusable by Tenant in the conduct of its business. There shall be no abatement of Annual Base Rent or Additional Rent on account of damage to the Building or the Property unless there is also damage to the use of the Leased Premises.

10.2 Landlord’s Option. Subject to Section 10.1 above, if the damage is not fully covered by Landlord’s insurance, or if Landlord determines in good faith that the cost of repairing the damage is more than one-third of the then replacement cost of the Building, or if Landlord has determined in good faith that the required repairs to the Building cannot be made within a one hundred twenty (120) day period without the payment of overtime or other premiums, or in the event a holder of a mortgage or a deed of trust against the Building or the Property requires that all or any portion of the insurance proceeds be applied in reduction of the mortgage debt, or if such damage occurs during the final year of the Lease Term, then Landlord may, by written notice to Tenant within sixty (60) days after the occurrence of such damage, terminate this Lease as of the date set forth in Landlord’s notice to Tenant. If Landlord does not elect to terminate this Lease, Landlord shall, at its sole cost and expense, repair the Building and the Leased Premises, excluding any alterations or improvements made by Tenant, and while such repair work is being performed, the Annual Base Rent and Additional Rent shall be abated as provided above. Nothing in this Article 10 shall be construed as a limitation of Tenant’s liability for any such damage, should such liability otherwise exist.

11. WAIVER OF SUBROGATION

Landlord and Tenant each hereby waives its rights and the subrogation rights of its insurer against the other party as well as their respective officers, employees, agents, authorized representatives and invitees, with respect to any claims including, but not limited to, claims for injury to any persons, and/or damage to the Property, the Building or the Leased Premises and/or any fixtures, equipment, personal property, furniture, improvements and/or alterations in or to the Leased Premises, which are caused by or result from (a) risks or damages required to be insured against under this Lease, or (b) risks and damages which are insured against by insurance policies maintained by Landlord and Tenant from time to time. Landlord and Tenant shall obtain for the other party from its insurers under each policy required by this Lease or otherwise maintained a waiver of all rights of subrogation which such insurers of Landlord or Tenant might otherwise have against the other party.

12. LANDLORD’S RIGHT TO PERFORM TENANT OBLIGATIONS

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Annual Base Rent or Additional Rent. If Tenant shall fail to pay any sum of money, other than Annual Base Rent, required to be paid by it under this Lease, or shall fail to perform any other act on its part to be performed under this Lease, and such failure shall continue for ten (10) days after notice of such failure by Landlord (or such shorter period of time as may be reasonable in the event of an emergency), Landlord may (but shall not be obligated to do so) without waiving or releasing Tenant from any of Tenant’s obligations, make any such payment or perform any such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs, together with interest at the rate of ten percent (10%) per annum from the date of such payment by Landlord until reimbursement in full by Tenant (the “Default Rate”), shall be payable to Landlord as Additional Rent with the next monthly installment of Annual Base Rent; provided, however, in no event shall the Default Rate exceed the maximum rate (if any) permitted by applicable law.

13. DEFAULT AND REMEDIES

13.1 Event of Default. If Tenant shall fail to pay any installment of Annual Base Rent, any Additional Rent or any other sum required to be paid by Tenant under this Lease, and such failure shall continue for fifteen (15) days, or if Tenant shall fail to perform any of the other covenants or conditions which Tenant is required to observe and perform and such failure shall continue for fifteen (15) days (or such shorter period of time as may be specified by Landlord in the event of an emergency) after written notice of such failure by Landlord to Tenant, or if any assignment of Tenant’s or any Guarantor’s property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Tenant or any Guarantor or all or any of their respective property, then Tenant shall have committed a material breach and default under this Lease (an “Event of Default”).

13.2 Remedies. Upon the occurrence of an Event of Default under this Lease by Tenant, without prejudice to any other rights and remedies available to a landlord at law, in equity or by statute, Landlord may exercise one or more of the following remedies, all of which shall be construed and held to be cumulative and non-exclusive: (a) Terminate this Lease and re-enter and take possession of the Leased Premises, in which event, Landlord is authorized to make such repairs, redecorating, refurbishments or improvements to the Leased Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purposes of reletting the Leased Premises and the costs and expenses incurred in respect of such repairs, redecorating and refurbishments and the expenses of such reletting (including brokerage commissions) shall be paid by Tenant to Landlord within ten (10) days after receipt of Landlord’s statement; or (b) Without terminating this Lease, re-enter and take possession of the Leased Premises; or (c) Without such re-entry, recover possession of the Leased Premises in the manner prescribed by any statute relating to summary process, and any demand for Annual Base Rent, re-entry for condition broken, and any and all notices to quit, or other formalities of any nature to which Tenant may be entitled, are hereby specifically waived to the extent permitted by law; or (d) Without terminating this Lease, Landlord may relet the Leased Premises as Landlord may see fit without thereby avoiding or terminating this Lease, and for the purposes of such reletting, Landlord is authorized to make such repairs, redecorating, refurbishments or improvements to the Leased Premises as may be necessary in the reasonable opinion of Landlord acting in good faith for the purpose of such reletting, and if a sufficient sum is not realized from such reletting (after payment of all costs and expenses of such repairs, redecorating and refurbishments and expenses of such reletting (including brokerage commissions) and the collection of rent accruing therefrom) each month to equal the Annual Base Rent and Additional Rent payable under this Lease, then Tenant shall pay such deficiency each month within ten (10) days after receipt of Landlord’s statement. Landlord shall not by re-entry or any other act, be deemed to have terminated this Lease, or the liability of Tenant for the total Annual Base Rent and Additional Rent reserved under this Lease or for any installment of Annual Base Rent and Additional Rent then due or subsequently accruing, or for damages, unless Landlord notifies Tenant in writing that Landlord has so elected to terminate this Lease. After the occurrence of an Event of Default, the acceptance of Annual Base Rent or Additional Rent, or the failure to re-enter by Landlord shall not be deemed to be a waiver of Landlord’s right to subsequently terminate this Lease and exercise any other rights and remedies available to it, and Landlord may re-enter and take possession of the Leased Premises as if no Annual Base Rent or Additional Rent had been accepted after the occurrence of an Event of Default. Upon an Event of Default, Tenant shall also pay to Landlord all costs and expenses incurred by Landlord, including court costs and attorneys’ fees, in retaking or otherwise obtaining possession of the Leased Premises, removing and storing all equipment, fixtures and personal property on the Leased Premises and otherwise enforcing any of Landlord’s rights, remedies or recourses arising as a result of an Event of Default.

13.3 Interest on Past Due Amounts. In addition to the late charge described in Article 14 below, if any installment of Annual Base Rent or Additional Rent is not paid promptly when due, it shall bear interest at the Default Rate; provided, however, this provision shall not relieve Tenant from any default in the making of any payment at the time and in the manner required by this Lease; and provided, further, in no event shall the Default Rate exceed the maximum rate (if any) permitted by applicable law.

13.4 Landlord Default. In the event Landlord should neglect or fail to perform or observe any of the covenants, provisions or conditions contained in this Lease on its part to be performed or observed, and such failure continues for thirty (30) days after written notice of default (or if more than thirty (30) days shall be required because of the nature of the default, if Landlord shall fail to commence the curing of such default within such thirty (30) day period and proceed diligently to completion), then Landlord shall be responsible to Tenant for any actual damages sustained by Tenant as a result of Landlord’s breach, but not special or consequential damages. Notwithstanding any other provisions in this Lease, any claim which Tenant may have against Landlord for failure to perform or observe any of the covenants, provisions or conditions contained in this Lease shall be deemed waived unless such claim is asserted by written notice of such claim to Landlord within fifteen (15) days of commencement of the alleged default or of occurrence of the cause of action. Tenant shall have no right to terminate this Lease, except as expressly provided elsewhere in this Lease.

14. LATE PAYMENTS

Tenant hereby acknowledges that the late payment by Tenant to Landlord of any monthly installment of Annual Base Rent, any Additional Rent or any other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include but are not limited to processing, administrative and accounting costs. Accordingly, if any monthly installment of Annual Base Rent, any Additional Rent or any other sum due from Tenant shall not be received by Landlord within fifteen (15) days after the date when due, Tenant shall pay to Landlord a late charge of Ten Percent (10%.) Tenant acknowledges that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payments by Tenant. Nothing contained in this Article 14 shall be deemed to condone, authorize, sanction or grant to Tenant an option for the late payment of Annual Base Rent, Additional Rent or any other sum due under this Lease. If any check of Tenant is returned for insufficient funds, Tenant shall pay to Landlord a Fifty and No/100 Dollars ($50.00) processing charge, in addition to payment of the amount due plus applicable interest and late charges.

15. SURRENDER

Tenant shall, upon the expiration or earlier termination of this Lease, peaceably surrender the Leased Premises, including any Tenant Improvements, in a broom-clean condition and otherwise in as good condition as when Tenant took possession, except for (i) reasonable wear and tear subsequent to the last repair, replacement, restoration, alteration or renewal; (ii) loss by fire or other casualty, and (iii) loss by condemnation. Landlord may, however, if it so elects, remove all or any part of such personal property from the Leased Premises and the costs incurred by Landlord in connection with such removal, including storage costs and the cost of repairing any damage to the Leased Premises and/or the Building caused by such removal shall be paid by Tenant within ten (10) days after receipt of Landlord’s statement. Upon the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord all keys to the Leased Premises and shall inform Landlord of the combination of any vaults, locks and safes left on the Leased Premises. The obligations of Tenant under this Article 15 shall survive the expiration or earlier termination of this Lease. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Leased Premises for the express purpose of arranging a meeting with Landlord for a joint inspection of the Leased Premises.

16. INDEMNIFICATION AND EXCULPATION

16.1 Indemnification. Tenant shall indemnify, protect, defend and hold Landlord harmless for, from and against all claims, damages, losses, costs, liens, encumbrances, liabilities and expenses, including reasonable attorneys’, accountants’ and investigators’ fees and court costs (collectively, the “Claims”), however caused, arising in whole from Tenant’s use of all or any part of the Leased Premises and/or the Building or the conduct of Tenant’s business or from any activity, work or thing done, permitted or suffered by Tenant or by any invitee, servant, agent, contractor, employee or subtenant of Tenant in the Leased Premises and/or the Building, and shall further indemnify, protect, defend and hold Landlord harmless for, from and against all Claims arising in whole from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease or arising in whole from any act, neglect, fault or omission by Tenant or by any invitee, servant, agent, employee or subtenant of Tenant anywhere in the Leased Premises and/or the Building. In case any action or proceeding is brought against Landlord to which this indemnification shall be applicable, Tenant shall pay all Claims resulting therefrom and shall defend such action or proceeding, if Landlord shall so request, at Tenant’s sole cost and expense, by counsel reasonably satisfactory to Landlord. The obligations of Tenant under this Article 16.1 shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall have no obligations herein for any Claims arising in whole or in part from Landlord’s gross negligence or willful misconduct.

16.2 Exculpation. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property, injury and death to persons and all claims of any other nature resulting from Tenant’s use of all or any part of the Leased Premises and/or the Building, and Tenant hereby waives all claims against Landlord arising out of Tenant’s use of all or any part of the Leased Premises and/or the Building. Neither Landlord nor its agents or employees shall be liable for any damaged property of Tenant entrusted to any employee or agent of Landlord or for loss of or damage to any property of Tenant by theft or otherwise. Landlord shall not be liable for any injury or damage to persons or property resulting from any cause, including, but not limited to, fire, explosion, falling plaster, steam, gas, electricity, sewage, odor, noise, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works in the Building, or from the roof of any structure on the Property, or from any streets or subsurface on or adjacent to the Building or the Property, or from any other place or resulting from dampness or any other causes whatsoever, unless caused solely by the gross negligence or willful misconduct of Landlord. Neither Landlord nor its employees or agents shall be liable for any defects in the Leased Premises and/or the Building, nor shall Landlord be liable for the negligence or misconduct, including, but not limited to, criminal acts, by maintenance or other personnel or contractors serving the Leased Premises and/or the Building, other tenants or third parties, unless Landlord is grossly negligent or guilty of willful misconduct. All property of Tenant kept or stored on the Property shall be so kept or stored at the risk of Tenant only, and Tenant shall indemnify, defend and hold Landlord harmless for, from and against any Claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers, unless such damage shall be caused by the willful act or gross neglect of Landlord and through no fault of Tenant. Tenant shall give prompt notice to Landlord with respect to any defects, fires or accidents which Tenant observes in the Leased Premises and/or the Building.

17. ENTRY BY LANDLORD

Landlord reserves and shall at any and all times have, upon twenty four (24) hours prior written notice (except in the event of an emergency), the right to enter the Leased Premises, to inspect the same, to submit the Leased Premises to prospective purchasers or tenants, to post notices of non-responsibility, and to alter, improve or repair the Leased Premises and any portion of the Building of which the Leased Premises are a part, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that access into the Leased Premises shall not be blocked thereby, and further providing that the business of Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Leased Premises or any loss occasioned thereby, unless caused in whole or in part by Landlord’s gross negligence or intentional misconduct. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all the doors in, upon or about the Leased Premises, excluding Tenant’s vaults and safes, and Landlord shall have the right to use any and all means which Landlord may deem proper to open such doors in an emergency in order to obtain entry to the Leased Premises, and any entry to the Leased Premises obtained by Landlord by any such means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Leased Premises or an eviction of Tenant from all or any portion of the Leased Premises. Nothing in this Article 17 shall be construed as obligating Landlord to perform any repairs, alterations or maintenance except as otherwise expressly required elsewhere in this Lease.

18. ASSIGNMENT AND SUBLETTING

18.1 Assignment and Subletting Prohibited. Tenant shall not transfer or assign this Lease or any right or interest under this Lease, or sublet the Leased Premises or any part of the Leased Premises, without first obtaining Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold. No transfer or assignment (whether voluntary or involuntary, by operation of law or otherwise) or subletting shall be valid or effective without such prior written consent. Should Landlord consent to a transfer, assignment or subletting, such consent shall not constitute a waiver of any of the restrictions or prohibitions of this Article 18, and such restrictions or prohibitions shall apply to each successive transfer, assignment or subletting under this Article 18, if any.

18.2 Landlord’s Consent Required. If Tenant desires at any time to assign this Lease or sublet the Leased Premises or any portion of the Leased Premises, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (a) the name, address, and telephone number of the proposed subtenant or assignee; (b) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Leased Premises; (c) the terms and the provisions of the proposed sublease or assignment; and (d) such financial information as Landlord may reasonably request concerning the proposed subtenant or assignee. Tenant’s failure to comply with the provisions of this Article 18.2 shall entitle Landlord to withhold its consent to the proposed assignment or subletting.

18.3 No Release from Liability. Landlord may collect Annual Base Rent and Additional Rent from the assignee, subtenant, occupant or other transferee, and apply the amount so collected, first to the monthly installments of Annual Base Rent, then to any Additional Rent and other sums due and payable to Landlord, and the balance, if any, to Landlord, but no such assignment, subletting, occupancy, transfer or collection shall be deemed a waiver of Landlord’s rights under this Article 18, or the acceptance of the proposed assignee, subtenant, occupant or transferee. Notwithstanding any assignment, sublease or other transfer (with or without the consent of Landlord), Tenant shall remain primarily liable under this Lease and neither Tenant nor any Guarantor shall be released from performance of any of the terms, covenants and conditions of this Lease.

18.4 Landlord’s Expenses. If Landlord consents to an assignment, sublease or other transfer by Tenant of all or any portion of Tenant’s interest under this Lease, Tenant shall reimburse Landlord for its actual administrative expenses and for legal, accounting and other out of pocket expenses incurred by Landlord, all not to exceed an aggregate of Two Hundred Fifty and No/100 Dollars ($250.00).

18.5 Assumption Agreement. If Landlord consents to an assignment, sublease or other transfer by Tenant of all or any portion of Tenant’s interest under this Lease, Tenant shall execute and deliver to Landlord, and cause the transferee to execute and deliver to Landlord, an instrument in the form and substance acceptable to Landlord in which (a) the transferee adopts this Lease and assumes and agrees to perform, jointly and severally with Tenant, all of the obligations of Tenant under this Lease, (b) Tenant acknowledges that it remains primarily liable for the payment of Annual Base Rent, Additional Rent and other obligations under this Lease, (c) Tenant subordinates to Landlord’s statutory lien, contract lien and security interest, any liens, security interests or other rights which Tenant may claim with respect to any property of transferee and (d) the transferee agrees to use and occupy the Leased Premises solely for the purpose specified in Article 19 and otherwise in strict accordance with this Lease.

19. USE OF LEASED PREMISES

The Leased Premises are leased to Tenant solely for the Permitted Use set forth in Article 1.9 above and for no other purpose whatsoever. If Tenant wishes to change the Permitted Use set forth in Article 1.9 above, Tenant shall first seek Landlord’s prior written consent. Within thirty (30) days after receipt by Landlord of Tenant’s request for consent, Landlord shall provide Tenant written notice that Landlord has (i) consented to the proposed change in the Permitted Use, or (ii) decline to consent to the change. Tenant shall not do or permit anything to be done in or about the Leased Premises nor bring or keep anything in the Leased Premises which will in any way increase the existing rate of or affect any casualty or other insurance on the Building, the Property, or any of their respective contents, or cause a cancellation of any insurance policy covering the Building, the Property, or any part of the Building or the Property, or any of their respective contents. Tenant shall not do or permit anything to be done in or about the Leased Premises and/or the Building which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them. Tenant shall not use or allow the Leased Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Leased Premises and/or the Building. In addition, Tenant shall not commit or suffer to be committed any waste in or upon the Leased Premises and/or the Building. Tenant shall not use the Leased Premises and/or the Building or permit anything to be done in or about the Leased Premises and/or the Building which will in any way conflict with any matters of record, or any law, statute, ordinance or governmental rule or regulation now in force or which may subsequently be enacted or promulgated, and shall, at its sole cost and expense, promptly comply with all matters of record and all laws, statutes, ordinances and governmental rules, regulations and requirements now in force or which may subsequently be in force and with the requirements of any Board of Fire Underwriters or other similar body now or subsequently constituted, foreseen or unforeseen, ordinary as well as extraordinary, relating to or affecting the condition, use or occupancy of the Property, excluding structural changes not relating to or affected by Tenant’s improvements or acts. In addition, Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which the floor was designed to carry, nor shall Tenant install business machines or other mechanical equipment in the Leased Premises which cause noise or vibration that may be transmitted to the structure of the Building.

20. SUBORDINATION AND ATTORNMENT

20.1 Subordination. This Lease and all rights of Tenant under this Lease shall be, at the option of Landlord, subordinate to (a) all matters of record, (b) all ground leases, overriding leases and underlying leases (collectively referred to as the “leases”) of the Building or the Property now or subsequently existing, (c) all mortgages and deeds of trust (collectively referred to as the “mortgages”) which may now or subsequently encumber or affect the Building or the Property, and (d) all renewals, modifications, amendments, replacements and extensions of leases and mortgages and to consolidations of the mortgages, irrespective of whether leases or mortgages shall also cover other lands, buildings or leases. The provisions of this Article 21.1 shall be self-operative and no further instruments of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the Landlord under any lease or the holder of any mortgage or any of their respective assigns or successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is subject and subordinate is called a “Superior Lease” and the Landlord under a Superior Lease or its assigns or successors in interest is called a “Superior Landlord”. Any mortgage to which this Lease is subject and subordinate is called a “Superior Mortgage” and the holder of a Superior Mortgage is called a “Superior Mortgagee”. Tenant waives any right to terminate this Lease because of any foreclosure proceedings. Tenant hereby irrevocably constitutes and appoints Landlord (and any successor Landlord) as Tenant’s attorney-in-fact to execute and deliver to any Superior Landlord or Superior Mortgagee any documents required to be executed by Tenant for and on behalf of Tenant if Tenant shall have failed to do so within fifteen (15) days after the request for execution and delivery.

20.2 Attornment. If any Superior Landlord or Superior Mortgagee (or any purchaser at a foreclosure sale) succeeds to the rights of Landlord under this Lease, whether through possession or foreclosure action, or the delivery of a new lease or deed (a “Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.

21. ESTOPPEL CERTIFICATE

Tenant shall, from time to time, within fifteen (15) days after written request by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the dates to which Annual Base Rent, Additional Rent and other charges are paid in advance, if any; (c) that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord under this Lease or specifying such defaults if any are claimed; (d) that Tenant has paid Landlord the Security Deposit; (e) the Commencement Date and the scheduled expiration date of the Lease Term; (f) the rights (if any) of Tenant to extend or renew this Lease or to expand the Leased Premises; and (g) the amount of Annual Base Rent, Additional Rent and other charges currently payable under this Lease. In addition, such statement shall provide such other information and facts Landlord may reasonably require. Any such statement may be relied upon by any prospective or existing purchaser, ground Tenant or mortgagee of all or any portion of the Property, as well as by any other assignee of Landlord’s interest in this Lease. Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) that there are no uncured defaults in Landlord’s performance under this Lease; (iii) that Tenant has paid to Landlord the Security Deposit; (iv) that not more than one month’s installment of Annual Base Rent or Additional Rent has been paid in advance; (v) that the Commencement Date and the scheduled expiration date of the Lease Term are as stated in the statement, (vi) that Tenant has no rights to extend or renew this Lease or to expand the Leased Premises; (vii) that the Annual Base Rent, Additional Rent and other charges are as set forth in the certificate; and (viii) that the other information and facts set forth in the certificate are true and correct.

22. SIGNS

Landlord acknowledges and agrees that Tenant will alter the exterior appearance of the Building and the appearance of the Leased Premises as described on Exhibit “E” attached hereto and incorporated herein by this reference. Accordingly, Tenant may install, or permit to be installed, at Tenant’s sole cost and expense: (i) any doors, drapes, shutters, signs, lettering, numerals, symbols or advertising on the exterior of the Building and the Leased Premises; and (ii) a Monument Sign near the Building identifying the name of its business. All such signs, letters, numerals, symbols, advertising and the Monument Sign shall be in accordance with Exhibit “E” and any governmental requirements. If Tenant wishes to make additional alterations to the exterior appearance of Building or the Leased Premises which are not described in Exhibit “E”, Tenant shall first seek Landlord’s prior written consent.

23. PARKING

Tenant is allocated the number and location of parking spaces designated in Article 1.16 above and Exhibit “D” entitling Tenant to park in parking spaces located in the parking lot for use by Tenant, its customers, employees and licensees. The parking spaces shall be available to Tenant, its customers, employees and licensees on a “first come, first serve” basis.

24. LIENS

Tenant shall keep the Leased Premises free and clear of all mechanic’s and materialmen’s liens. If, because of any act or omission (or alleged act or omission) of Tenant, any mechanics’, materialmen’s or other lien, charge or order for the payment of money shall be filed or recorded against the Leased Premises, the Property, or the Building, or against any other property of Landlord (irrespective of whether such lien, charge or order is valid or enforceable as such), Tenant shall, at its own expense, cause the same to be canceled or discharged of record within thirty (30) days after Tenant shall have received written notice of the filing of such lien, or Tenant may, within such thirty (30) day period, furnish to Landlord, a bond pursuant to A.R.S. §33-1004 (or any successor statute) and satisfactory to Landlord and all Superior Landlords and Superior Mortgagees against the lien, charge or order, in which case Tenant shall have the right to contest, in good faith, the validity or amount of such lien.

25. HOLDING OVER

It is agreed that the date of termination of this Lease and the right of Landlord to recover immediate possession of the Leased Premises thereupon is an important and material matter affecting the parties hereto and the rights of third parties, all of which have been specifically considered by Landlord and Tenant. In the event of any continued occupancy or holding over of the Leased Premises without the express written consent of Landlord beyond the expiration or earlier termination of this Lease or of Tenants right to occupy the Leased Premises, whether in whole or in part, or by leaving property on the Leased Premises or otherwise, this Lease shall be deemed a monthly tenancy and Tenant shall pay 150% times the Annual Base Rent then in effect, in advance at the beginning of the hold-over month(s), plus any Additional Rent or other charges or payments contemplated in this Lease.

26. ATTORNEYS’ FEES

Tenant shall pay to Landlord all amounts for costs (including reasonable attorneys’ fees) incurred by Landlord in connection with any breach or default by Tenant under this Lease or incurred in order to enforce or interpret the terms or provisions of this Lease. Such amounts shall be payable within ten (10) days after receipt by Tenant of Landlord’s statement. In addition, if any action shall be instituted by either of the parties hereto for the enforcement or interpretation of any of their respective rights or remedies in or under this Lease, the prevailing party shall be entitled to recover from the losing party all costs incurred by the prevailing party in such action and any appeal therefrom, including reasonable attorneys’ fees to be fixed by the court.

27. RESERVED RIGHTS OF LANDLORD AND TENANT

Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property, persons or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim: (a) during the last ninety (90) days of the Lease Term, if Tenant has vacated the Leased Premises, to decorate, remodel, repair, alter or otherwise prepare the Leased Premises for re-occupancy, without affecting Tenant’s obligation to pay Annual Base Rent; (b) on reasonable prior notice to Tenant, to exhibit the Leased Premises to any prospective purchaser, mortgagee, or assignee of any mortgage on the Building or the Property and to others having interest in the Leased Premises, Building and/or the Property, at any time during the Lease Term, and to prospective tenants during the last six (6) months of the Lease Term; (c) to take any and all measures, including entering the Leased Premises for the purposes of making inspections, repairs, alterations, additions and improvements to the Leased Premises or to the Building (including, for the purposes of checking, calibrating, adjusting and balancing controls and other parts of the Building systems) as may be necessary or desirable for the operation, improvement, safety, protection or preservation of the Leased Premises or the Building, or in order to comply with all laws, orders and requirements of governmental or other authorities, or as may otherwise be permitted or required by this Lease; provided, however, that Landlord shall endeavor (except in an emergency) to minimize interference with Tenant’s business in the Leased Premises; Landlord further reserves the exclusive right to the roof of the Building. No easement for light, air, or view is included in the leasing of the Leased Premises to Tenant. Accordingly, any diminution or shutting off of light, air or view by any structure which may be erected on the Property or other properties in the vicinity of the Building shall in no way affect this Lease or impose any liability upon Landlord.

Tenant shall have the right, subject to Landlord’s reasonable approval: (a) to name the Building and the Property and to change the name or street address of the Building and the Property; (b) to install and maintain all signs on the exterior and interior of the Building and the Property; (c) to designate all sources furnishing sign painting and lettering; (d) to relocate various facilities within the Building and on the Property if Tenant shall determine such relocation to be in the best interest of the development of the Building and/or the Property, provided, that such relocation shall not materially restrict access to the Leased Premises; (e) to change the nature, extent, arrangement, use and location of the Building Common Areas; (f) to make alterations or additions to the Building.

28. EMINENT DOMAIN

28.1 Taking. If the whole of the Building is lawfully and permanently taken by condemnation or any other manner for any public or quasi-public purpose, or by deed in lieu of condemnation, this Lease shall terminate as of the date of vesting of title in such condemning authority and the Annual Base Rent and Additional Rent shall be pro rated to such date. If any part of the Building or Property is so taken, or if the whole of the Building is taken, but not permanently, then this Lease shall be unaffected thereby, except that (a) Landlord may terminate this Lease by notice to Tenant within sixty (60) days after the date of vesting of title in the condemning authority, and (b) if twenty percent (20%) or more of the Leased Premises shall be permanently taken and the remaining portion of the Leased Premises shall not be reasonably sufficient for Tenant to continue operation of its business, Tenant may terminate this Lease by notice to Landlord within sixty (60) days after the date of vesting of title in such condemning authority. This Lease shall terminate on the thirtieth (30th) day after receipt by Landlord of such notice, by which date Tenant shall vacate and surrender the Leased Premises to Landlord. The Annual Base Rent and Additional Rent shall be pro rated to the earlier of the termination of this Lease or such date as Tenant is required to vacate the Leased Premises by reason of the taking. If this Lease is not terminated as a result of a partial taking of the Leased Premises, the Annual Base Rent and Additional Rent shall be equitably adjusted according to the rentable area of the Leased Premises and Building remaining.

28.2 Award. In the event of a taking of all or any part of the Building or the Property, all of the proceeds or the award, judgment, settlement or damages payable by the condemning authority shall be and remain the sole and exclusive property of Landlord, and Tenant hereby assigns all of its right, title and interest in and to any such award, judgment, settlement or damages to Landlord. Tenant shall, however, have the right, to the extent that the same shall not reduce or prejudice amounts available to Landlord, to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for relocation benefits, moving expenses, and damage to Tenant’s personal property and trade fixtures.

29. NOTICES

Any notice or communication given under the terms of this Lease shall be in writing and shall be delivered in person, sent by any public or private express delivery service or deposited with the United States Postal Service or a successor agency, certified or registered mail, return receipt requested, postage pre-paid, addressed as set forth in the Base Provisions, or at such other address as a party may from time to time designate by notice under this Article 30. Notice given by personal delivery or by public or private express delivery service shall be effective upon delivery, notice sent by mail shall be deemed to have occurred three (3) days after deposit of the notice in the United States mail. The inability to deliver a notice because of a changed address of which no notice was given or a rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by Landlord may be given by the legal counsel and/or the authorized agent of Landlord.

30. ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Annual Base Rent and Additional Rent (jointly called “Rent” in this Article 30), shall be deemed to be other than on account of the earliest stipulated Rent due and not yet paid, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy in this Lease. No receipt of money by Landlord from Tenant after the termination of this Lease, after the service of any notice relating to the termination of this Lease, after the commencement of any suit, or after final judgment for possession of the Leased Premises, shall reinstate, continue or extend the Lease Term or affect any such notice, demand, suit or judgment.

31. MISCELLANEOUS

31.1 Entire Agreement, Amendments. This Lease and any Exhibits attached to and forming a part of this Lease set forth all of the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, representations, warranties, conditions or understandings either oral or written between them other than as contained in this Lease. Except as otherwise provided in this Lease, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless it is in writing and signed by both Landlord and Tenant.

31.2 Time of the Essence. Time is of the essence of each and every term, covenant and condition of this Lease.

31.3 Binding Effect. The covenants and conditions of this Lease shall, subject to the restrictions on assignment and subletting, apply to and bind the heirs, executors, administrators, personal representatives, successors and assigns of the parties to this Lease.

31.4 Recordation. Neither this Lease nor any memorandum of this Lease shall be recorded by Tenant.

31.5 Governing Law. This Lease and all the terms and conditions of this Lease shall be governed by and construed in accordance with the laws of the State of Arizona.

31.6 No Partnership. Nothing contained in this Lease shall be deemed or construed as creating an agency, partnership or joint venture relationship between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party.

31.7 Authority. If Tenant executes this Lease as a partnership, each individual executing this Lease on behalf of the partnership represents and warrants that he or she is a general partner of the partnership and that this Lease is binding upon the partnership in accordance with its terms. If Tenant executes this Lease as a corporation, each of the persons executing this Lease on behalf of Tenant covenants and warrants that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to transact business in Arizona, that the corporation has full right, authority and power to enter into this Lease and to perform its obligations under this Lease, that each person signing this Lease on behalf of the corporation is authorized to do so and that this Lease is binding upon the corporation in accordance with its terms.

31.8 No Waiver. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election contained in this Lease, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

31.9 Severability. If any clause or provision of this Lease is or becomes illegal or unenforceable because of any present or future law or regulation of any governmental body or entity effective during the Lease Term, the intention of the parties is that the remaining provisions of this Lease shall not be affected by such determination..

31.10 Exhibits. If any provision contained in an Exhibit or Addenda to this Lease is inconsistent with any other provision of this Lease, the provision contained in this Lease shall supersede the provisions contained in such Exhibit or Addenda, unless otherwise provided.

31.11 Fair Meaning. The language of this Lease shall be construed to its normal and usual meaning and not strictly for or against either Landlord or Tenant. Landlord and Tenant acknowledge and agree that each party has reviewed and revised this Lease and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Lease, or any Exhibits, Riders or amendments to this Lease.

31.12 No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation of this Lease shall not work as a merger and shall, at Landlord’s option, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

31.13 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes for labor or materials, governmental restrictions or executive orders, regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform shall excuse the performance by the party of such obligation for a period equal to any such prevention, delay or stoppage, including, but not limited to, the obligation to pay Rent or Additional Rent.

31.14 Transfer of Landlord’s Interest. The term “Landlord” as used in this Lease, insofar as the covenants or agreements on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question. Upon any transfer or transfers of such interest, the Landlord herein named in this Lease (and in the case of any subsequent transfer, the then transferor) shall be relieved of all liability for the performance of any covenants or agreements on the part of the Landlord contained in this Lease, subject to Landlord’s obligations pursuant to Section 4 above.

31.15 Limitation on Landlord’s Liability. If Landlord becomes obligated to pay Tenant any judgment arising out of any failure by the Landlord to perform or observe any of the terms, covenants, conditions or provisions to be performed or observed by Landlord under this Lease, Tenant shall be limited in the satisfaction of such judgment solely to Landlord’s interest in the Building, including the right to receive rent from any tenant in the Building, and the Property or any proceeds arising from the sale of the Building or the Property, and no other property or assets of Landlord or the individual partners, directors, officers or shareholders of Landlord or its constituent partners shall be subject to levy, execution or other enforcement procedure whatsoever for the satisfaction of any such money judgment.

31.16 Brokerage Fees. Tenant warrants and represents that it has not dealt with any realtor, broker or agent in connection with this Lease except the Broker identified in Article 1.19 above. Tenant shall indemnify, defend and hold Landlord harmless for, from and against any cost, expense or liability (including the cost of suit and reasonable attorneys’ fees) for any compensation, commission or charges claimed by any other realtor, broker or agent in connection with this Lease or by reason of any act of Tenant.

31.17 Continuing Obligations. All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of this Lease shall survive the expiration or earlier termination of this Lease, including, without limitation, all payment obligations with respect to Annual Base Rent, Additional Rent and all obligations concerning the condition of the Leased Premises.

31.18 Confidentiality. Tenant and Landlord shall keep the term, rental rate and all other provisions of this Lease confidential and shall prevent the publication or other disclosure thereof by Tenant or Landlord, its shareholders, officers, directors, employees, agents or representatives unless Tenant or Landlord, as the case may be, receives the prior written consent of Landlord or Tenant, which consent Landlord or Tenant may withhold in its sole and absolute discretion.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date and year first above written.

LANDLORD:

Indigo Pearl, LLC
A Delaware limited liability company

By:	/s/ Jeff Caron
Jeff Caron
Manager

TENANT:

Set Jet, LLC
a Nevada limited liability company

By:	/s/ Thomas P. Smith
Thomas P. Smith
Chief Executive Officer

RIDER “1”

Attached to and forming a part of lease agreement dated as of December 15, 2020, between Indigo Pearl, LLC, a Delaware limited liability company (“Landlord”), and Set Jet, LLC, a Nevada limited liability company (“Tenant”).

1. Hazardous Materials Laws. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions (including the so-called “common-law”) relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Property, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

2. Hazardous Materials. “Hazardous Materials” means any chemical, compound, material, substance or other matter that: (i) is a flammable explosive, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, petroleum product, or related injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials; (ii) is controlled, designated in or governed by any Hazardous Materials Law; (iii) gives rise to any reporting, notice or publication requirements under any Hazardous Materials Law; or (iv) gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person under any Hazardous Materials Law.

3. Use. Tenant shall not allow any Hazardous Material to be used, generated, released, stored or disposed of on, under or about, or transported from, the Leased Premises, the Building or the Property, unless: (i) such use is specifically disclosed to and approved by Landlord in writing prior to such use; and (ii) such use is conducted in compliance with the provisions of this Rider 1. Landlord may approve such use subject to reasonable conditions to protect the Leased Premises, the Building or the Property, and Landlord’s interests. Landlord may withhold approval if Landlord determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any Hazardous Materials Laws or that Tenant has not provided reasonable assurances of its ability to remedy such a violation and fulfill its obligations under this Rider 1.

4. Compliance With Laws. Tenant shall strictly comply with, and shall maintain the Leased Premises in compliance with, all Hazardous Materials Laws. Tenant shall obtain and maintain in full force and effect all permits, licenses and other governmental approvals required for Tenant’s operations on the Leased Premises under any Hazardous Materials Laws and shall comply with all terms and conditions of any Hazardous Materials laws. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. Tenant shall perform any monitoring, investigation, clean-up, removal and other remedial work (collectively, “Remedial Work”) required as a result of any release or discharge of Hazardous Materials affecting the Leased Premises or the Building, or any violation of Hazardous Materials Laws by Tenant or any assignee or sub-Tenant of Tenant or their respective agents, contractors, employees, licensees, or invitees. Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord’s interests.

5. Compliance With Insurance Requirements. Tenant shall comply with the requirements of Landlord’s and Tenant’s respective insurers regarding Hazardous Materials and with such insurers’ recommendations based upon prudent industry practices regarding management of Hazardous Materials.

6. Notice; Reporting. Tenant shall notify Landlord, in writing, within two (2) days after any of the following: (a) a release or discharge of any Hazardous Material, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency; (b) Tenant’s receipt of any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws; (c) Tenant’s receipt of any warning, notice of inspection, notice of violation or alleged violation, or Tenant’s receipt of notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant’s receipt of notice or knowledge of any claims made or threatened by any third party against Tenant or the Leased Premises, the Building or the Property, relating to any loss or injury resulting from Hazardous Materials. Tenant shall deliver to Landlord copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws.

7. Termination: Expiration. Upon the termination or expiration of this Lease, Tenant shall remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall, clean up, detoxify, repair and otherwise restore the Leased Premises to a condition free of Hazardous Materials.

8. Indemnity. Tenant shall protect, indemnify, defend and hold Landlord harmless for, from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with any breach of any provisions of this Rider 1 or directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant or any sub-Tenant or assignee of Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Leased Premises, the Building or the Property during the Lease Term or Tenant’s occupancy of the Leased Premises, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with all Hazardous Material Laws shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Rider 1. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Rider 1 of the Lease. Tenant’s obligations pursuant to this Rider 1 shall survive the termination or expiration of this Lease.

9. Assignment; Subletting. If Landlord’s consent is required for an assignment of this Lease or a subletting of the Leased Premises, Landlord shall have the right to refuse such consent if the possibility of a release of Hazardous Materials is materially increased as a result of the assignment or sublease or if Landlord does not receive reasonable assurances that the new tenant has the experience and the financial ability to remedy a violation of the Hazardous Materials Laws and fulfill its obligations under this Rider 1.

10. Entry and Inspection; Cure. Landlord and its agents, employees and contractors, shall have the right, but not the obligation, to enter the Leased Premises at all reasonable times to inspect the Leased Premises and Tenant’s compliance with the terms and conditions of this Rider 1, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of an emergency, or if Landlord has reasonable cause to believe that violations of this Rider 1 have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least twenty-four (24) hours prior notice to Tenant. Landlord shall have the right, but not the obligation, to remedy any violation by Tenant of the provisions of this Rider 1 or to perform any Remedial Work which is necessary or appropriate as a result of any governmental order, investigation or proceeding. Tenant shall pay, upon demand, as Additional Rent, all costs incurred by Landlord in remedying such violations or performing all Remedial Work, plus interest on such costs incurred at the Default Rate from the date of demand until the date received by Landlord.

11. Event of Default. The release or discharge of any Hazardous Material or the violation of any Hazardous Materials Law shall constitute an Event of Default by Tenant under this Lease. In addition to and not in lieu of the remedies available under this Lease as a result of such Event of Default, Landlord shall have the right, without terminating this Lease, to require Tenant to suspend its operations and activities on the Leased Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed and Landlord’s election of this remedy shall not constitute a waive of Landlord’s right to subsequently pursue the other remedies set forth in this Lease.

12. Abated Rents Should Lessee default under any of the terms and conditions of the above-referenced lease, the total amount of rent hereby abated shall immediately become due and payable to Lessor, by Lessee, upon written notice to Lessee

LANDLORD:

Indigo Pearl, LLC
A Delaware limited liability company

By:	/s/ Jeff Caron
Jeff Caron
Manager

TENANT:

Set Jet, LLC
a Nevada limited liability company

By:	/s/ Thomas P. Smith
Thomas P. Smith
Chief Executive Officer

EXHIBIT “A”

DESCRIPTION OF PROPERTY

Attached to and forming a part of Lease Agreement dated as of December 15, 2020, between Indigo Pearl, LLC, as Landlord, and Set Jet, LLC, as Tenant.

EXHIBIT “B”

FLOOR PLAN

Attached to and forming a part of Lease Agreement dated as of December 15, 2020, between Indigo Pearl, LLC, as Landlord, and Set Jet, LLC, as Tenant.

EXHIBIT “C”

LEASED PREMISES ALTERATIONS AND IMPROVEMENTS

Architectural schematic attached to and forming a part of Lease Agreement dated as of December 15, 2020, between Indigo Pearl, LLC, as Landlord, and Set Jet, LLC, as Tenant.

EXHIBIT “D”

LOCATION OF PARKING SPACES

30 spaces

EXHIBIT “E”

SIGNS

East facing

Monument Sign

Overhead, South facing sign at main entrance (requires relocation of street number as reflected above)

Interior sign in lobby area at main entrance

Interior sign in conference room